Exhibit 10.27

PATENT AND TECHNOLOGY LICENSE AGREEMENT

This TECHNOLOGY AND PATENT LICENSE AGREEMENT (this “Agreement”) is made and entered into as of the Closing Date (as defined below) by and among Analog Devices, Inc., a Massachusetts corporation (“Licensor”), and Ikanos Communications, Inc. a Delaware corporation (“Licensee”).

W I T N E S S E T H:

WHEREAS, Licensor owns or is licensed to certain valuable assets and technology related to the Acquired Business (as defined below), which include integrated circuit products, software, customer lists, technical expertise, patents, mask works and other intellectual property and assets;

WHEREAS, Licensor and its Affiliates are, as of the Closing Date, assigning to Licensee all of Licensor’s and such Affiliates’ respective right, title and interest in certain assets owned by them relating exclusively to the Acquired Business as set forth in the Asset Purchase Agreement (the “Acquired Assets”).

WHEREAS, in connection with Licensee’s purchase of the Acquired Assets, Licensor desires to license to Licensee, and Licensee desires to obtain, certain additional Intellectual Property Rights (as defined below) related to the Acquired Business on the terms described in this Agreement; and

NOW, THEREFORE, in consideration of the covenants, representations, warranties and mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      Definitions.  Capitalized terms not otherwise defined have that meaning given in the Asset Purchase Agreement.

“Affiliate” has that meaning given in the Asset Purchase Agreement.

“Asset Purchase Agreement” means that certain Asset Purchase Agreement entered into by the parties to this Agreement dated January 12, 2006.

“Closing Date” means “Closing Date”, as defined in the Asset Purchase Agreement.

“Control” means with respect to a Patent or technology, possession of the right, whether arising by ownership, license or otherwise, to grant the license, right or authorization to Licensee provided for in this Agreement without violating the terms of any written agreement between Licensor and any third party.

“Deliverables” means the items and materials described on Appendix B.

“Intellectual Property Rights” has that meaning given in the Asset Purchase Agreement.

“Licensed Patents” means the Patents that are listed in Appendix A.

“Licensed IP” means the Licensed Patents and Other IP.

“Licensee Exclusive Field of Use” means the use, reproduction, development (including but not limited to design and modification), manufacture (itself or through third parties), license, import, offer for sale, sale or other distribution (direct or indirect) of the Products or any other integrated circuits for wired communications which are: wired DSL solutions and/or broadband network processors and/or routers which have a primary purpose of providing network processing and/or routing.

“Licensee Nonexclusive Field of Use” means the use, reproduction, development (including but not limited to design and modification), manufacture (itself or through third parties), license, import, offer for sale, sale or other distribution (direct or indirect) of the Licensed AFEs.

“Other IP” means the Intellectual Property Rights (other than Licensed Patents and any Trademarks) Controlled by Licensor that would be infringed by the operation of the Acquired Business as currently conducted on the Closing Date or as conducted following Closing Date if conducted in substantially the same manner, including, without limitation, the design, development, reproduction, distribution, marketing, manufacture, use, import and sale or license of the Products (including Products under development as of Closing Date).

“Patents” means “Patents” as defined in the Asset Purchase Agreement.

“Products” has that meaning given in the Asset Purchase Agreement, and all predecessors, updates, upgrades, improvements and substitutions thereto.  For the avoidance of doubt Products shall also include analog front end products and materials described in Appendix B (the “Licensed AFEs”).

“Trademarks” means “Trademarks” as defined in the Asset Purchase Agreement.

2.                                      Grant of Rights

2.01                           Patent License Grant.  Licensor hereby grants to Licensee a royalty-free (except as provided below), fully-paid, world-wide, perpetual, irrevocable, non-terminable, transferable (subject to Section 5.05) right and license, with the right to grant and authorize sublicenses, under the Licensed Patents to conduct and exploit the Acquired Business in the Licensee Exclusive Field of Use and the Licensee Nonexclusive Field of Use, to make, have made, use, import, offer for sale, sell and otherwise exploit Products in the Licensee Exclusive Field of Use and the Licensee Nonexclusive Field of Use.  Such license shall continue until expiration, revocation, invalidation or abandonment of the last Patent within the Licensed Patents. The foregoing license shall be exclusive in the Licensee Exclusive Field of Use (other than Licensed AFEs) and nonexclusive in the Licensee Nonexclusive Field of Use, including for Licensed AFEs.

2.02                           Other IP.  Licensor hereby grants to Licensee a royalty-free (except as provided below), fully-paid, world-wide, perpetual, irrevocable, non-terminable, transferable (subject to

Section 5.05) right and license, with the right to grant and authorize sublicenses, under the Other IP to conduct and exploit the Acquired Business in the Licensee Exclusive Field of Use and the Licensee Nonexclusive Field of Use, to use, reproduce in whole or in part, modify, create derivative works of design, develop, manufacture, reproduce, support, market, sell, license and /or lease Products in the Licensee Exclusive Field of Use and the Licensee Nonexclusive Field of Use.   The foregoing license shall be exclusive in the Licensee Exclusive Field of Use (other than Licensed AFEs) and nonexclusive in the Licensee Nonexclusive Field of Use, including for Licensed AFEs.

2.03                           Sublicense.  Licensee’s rights and licenses granted under this Agreement include the right to grant multiple sublicenses of Other IP and Licensed Patents in the Licensee Exclusive Field of Use to Licensee’s Affiliates, customers, distributors and sublicensees, including the right to grant sublicensees the right to grant sublicenses of Other IP and Licensed Patents in the Licensee Exclusive Field of Use, within the scope of the licenses granted above, and provided that such sublicensees are subject to Section 2.07.  Licensee’s rights and licenses granted under this Agreement include the right to grant multiple sublicenses of Licensed  Patents and Other IP in the Licensee Non-Exclusive Field of Use in connection with the distribution of Products, within the scope of the licenses granted above, and provided that such sublicensees are subject to Section 2.07.

2.04                           Exclusivity Covenant.  Licensor agrees not to exercise, authorize or assist any third parties to exercise, any of the exclusive rights granted to Licensee under Sections 2.01 and 2.02.  Notwithstanding anything to the contrary herein (but subject to Article IX of the Asset Purchase Agreement), (1) Licensor shall have the right to grant licenses to the Licensed Patents, as part of a cross license of all or substantially all of Licensor’s and its Affiliates’ Patents in substantially all fields of use; and (2) Licensor shall have the right to make, have made and use individual stand alone components (e.g. converters, analog front ends, digital signal processors, mixed signal components) and bundles thereof that do not substantially comprise a product in the Licensee Exclusive Field of Use, and may offer to sell, sell, and import such components and bundles thereof to third parties.

2.05                           Consideration.  In consideration for Licensor’s grant of rights as set forth in this Section 2 (other than the sublicense granted in Section 2.06), Licensee shall pay Licensor the amounts as set forth in the Asset Purchase Agreement.  In addition but subject to the terms of the Asset Purchase Agreement, in the event that any agreement between Licensor and a third party requires the payment of any royalties or other amounts for the exploitation of a license to any Licensed Patents or Other IP (“Third Party Agreement(s)”), Licensee shall pay the amounts specified in such Third Party Agreement to Licensor in the manner specified in such Third Party Agreement but only if Licensor provides Licensee with accurate and complete copies of Third Party Agreements prior to or on the Effective Date of this Agreement.  In the event Licensor fails to comply with the obligations of Section 2.05, Licensee shall have no such obligations to pay for third party Licensed Patents or Other IP, and Licensor shall bear all such costs.

2.06                           Limitation.  Notwithstanding the foregoing, and subject to the payment of the fees set forth below, Licensor’s grant above includes sublicensed rights from Licensor under its Agreement with Qualcore (formerly Virtual IP Group, Inc.) dated July 31, 2002 (“Qualcore Agreement”) to use, reproduce, copy, modify, enhance and prepare derivative works of all designs, inventions, know-how, methods, processes, techniques and solutions embodied in the M2181 RTL Core hardware description language code or structure of the synthesizable M2181 RTL Core developed by Qualcore and to distribute such M2181RTL Core in connection with the manufacture of  those Products that are shipped by Licensor in the Acquired Business as of the Closing Date.  In the event that Licensee seeks to add additional Products, Licensee shall have the right to obtain these additional sublicense rights by paying Licensor fifty thousand dollars ($50,000) upon the first tapeout of each such additional Product utilizing the M2181RTL Core.

2.07                           Confidentiality:

(a)                                  “Confidential Information” means all nonpublic proprietary information and materials, disclosed by one party (the “Disclosing Party”) to any other party  (the “Receiving Party”) (including by former employees, consultants or contractors of Licensor) pursuant to this Agreement, irrespective of the manner in which the Disclosing Party disclosed such information and irrespective of whether such information is marked as confidential.

(b)                                 The Receiving Party shall maintain Confidential Information obtained from a Disclosing Party in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to third parties, or use it for any purpose, except (1) as permitted under the licenses granted herein, provided that the Receiving Party does not disclose Confidential Information of the Disclosing Party that is not inherently disclosed by the use of any Products, (2) as reasonably necessary to manufacturers and suppliers subject to confidentiality obligations consistent with this Agreement to exercise licenses granted hereunder, (3)  to Affiliates, or (4) to consultants and contractors providing services to such Receiving Party subject to confidentiality obligations consistent with this Agreement. The Receiving Party shall exercise reasonable precautions to prevent the unauthorized disclosure of such Confidential Information by its directors, officers, employees, consultants, contractors, subcontractors, advisors or agents.  Receiving Party agrees that it shall use the same degree of care and means that it uses to protect its own information of a similar nature, but in any event not less than reasonable care and means, to prevent the unauthorized use or the disclosure of such Confidential Information to third parties.

(c)                                  The provisions of this Section 2.07 shall not apply to any Confidential Information disclosed hereunder that: (1) is lawfully disclosed to the Receiving Party by a third party rightfully in possession of the Confidential Information and under no confidentiality or fiduciary obligation not to make disclosure; (2) was in the public domain at the time it was disclosed or later becomes published or generally known to the public through no fault or omission on the part of the Receiving Party; (3) is developed independently by or for the Receiving Party without use of the Confidential Information of the Disclosing Party; or (4) is disclosed after written approval of the Disclosing Party.

(d)           Notwithstanding the obligations in this Section 2.07, in the event that any Receiving Party is required to disclose the Disclosing Party’s Confidential Information pursuant to applicable law, such Receiving Party may disclose Confidential Information to the extent that the Receiving Party is legally compelled to disclose such Confidential Information; provided, however, that the Receiving Party shall provide prompt written notice of such requirement to the Disclosing Party so that the Disclosing Party may seek a protective order or other remedy; and

provided, further, that in the event that such protective order or other remedy is not obtained prior to the time the Receiving Party is legally compelled to disclose such Confidential Information, the Receiving Party shall be permitted to furnish only that portion of such Confidential Information that it is legally required to provide and the Receiving Party shall exercise commercially reasonable efforts to obtain assurances that confidential treatment shall be accorded such Confidential Information.

(e)                                  Each Receiving Party shall notify the Disclosing Party promptly and in writing of the circumstances surrounding any suspected unauthorized possession, use or knowledge of the Other Party’s Confidential Information or any part thereof at any location or by any person or entity other than those authorized by this Agreement.

2.08                           Reservation of Proprietary Interests.  Except as provided in Sections 2.01, 2.02 and 2.03 above, Licensor retains Licensor’s proprietary interests in and to the Licensed Patents and Other IP.  Except as provided in Section 2.09, nothing herein shall be construed as granting Licensor, by implication, estoppel or otherwise, any license or other right to any Intellectual Property Rights of Licensee.

2.09                           Grant Back License.  In the event that Licensee or Licensor makes any updates, modifications or enhancements to the Licensed AFEs (“AFE Mods”) during the three year period following the Closing Date, each party hereby grants to the other party a nonexclusive, worldwide, perpetual, irrevocable, royalty-free, fully paid-up, non-terminable, transferable right and license, under any and all of the Intellectual Property Rights in and to such AFE Mods to make, have made, use, offer to sell, sell and import analog front end products utilizing such AFE Mods, provided that Licensee’s rights to distribute shall be subject to the license rights in the Licensee Nonexclusive Field of Use granted under this Section 2.  Notwithstanding the foregoing, each party acknowledges and agrees that this Section 2.09 does not grant either party any right or license to use an AFE Mod that is licensed to them under this Section 2.09 to initiate the design or manufacture of an AFE product that is pin-compatible with an AFE Mod of the licensing party that constitutes a modification of the pin layout of a Licensed AFE.

2.10                           Delivery.   Licensor shall promptly deliver the materials and items described on Appendix B to Licensee, including but not limited to documentation, instructions, formulas, drawings, and protocols.  Commencing on the Closing Date and for a term of three years thereafter (unless extended upon the mutual agreement of the parties), each party shall promptly notify the other party of any AFE Mods, and shall upon the request of such other party promptly deliver such AFE Mods to the requesting party.

3.                                      Representations and Warranties

3.01                           Licensor.  Licensor represents and warrants that it has the right to grant the rights and licenses granted herein.  The parties acknowledge that additional representations and warranties between the parties are provided under the Asset Purchase Agreement.

3.02                           Disclaimer.  EXCEPT AS PROVIDED IN THIS ARTICLE 3, NEITHER PARTY MAKES ANY WARRANTIES OR CONDITIONS (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) UNDER THIS AGREEMENT WITH RESPECT TO THE

SUBJECT MATTER HEREOF, AND EXCEPT AS MAY BE PROVIDED IN THE ASSET PURCHASE AGREEMENT AND OTHER ANCILLARY AGREEMENTS, EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

4.                                      Term and Termination.

The Term of this Agreement shall commence on the Closing Date and shall be perpetual, unless terminated upon the mutual agreement of both Parties in their sole discretion.

5.                                      General Provisions

5.01                           Notices.

All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

(a)          if to Licensor:

Analog Devices, Inc.
Three Technology Way
Norwood, MA  02062-9106
Attention:  General Counsel
Facsimile:  (781) 461-3491

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA  02109
Attention:  Jeffrey A. Stein, Esq.
Facsimile:  (617) 526-5000

(b)         if to Licensee:

Ikanos Communications
47669 Fremont Blvd.,

Fremont, CA 94538

Attention:  Chief Financial Officer
Facsimile:  (510) 979-0500

with a copy to:

Wilson, Sonsini, Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304
Attention:  Jack Sheridan. Esq.
Facsimile: (650) 493-6811

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.  In the case of facsimile transmissions, receipt shall be evidenced by written confirmation that such facsimile was successfully transmitted.

5.02                           Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.03                           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provision of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

5.04                           Entire Agreement.  This Agreement and the Appendices hereto constitute the entire agreement between the parties hereto and any of such parties’ respective Affiliates with respect to the subject matter and supersedes all prior communications, agreements and understandings, both oral and written, with respect to the subject matter of this Agreement.  In the event any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, and the parties agree to negotiate, in good faith, a legal and enforceable substitute provision which most nearly effects the parties’ intent in entering into this Agreement.

5.05                           Assignment.  This Agreement shall not be assigned by Licensee without the prior written consent of the Licensor, provided, however, that Licensee may assign this Agreement without consent in connection with the sale of all or substantially all of the its assets related to this Agreement or merger, reorganization or change of control of Licensee; and provided, further, that the assignee shall agree in writing to be bound by this Agreement.

5.06                           No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

5.07                           Amendments and Waivers.   Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any or other further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

5.08                           Governing Law; Jurisdiction and Venue.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the Delaware.  Sections 12.11 and 12.12 of the Asset Purchase Agreement are hereby incorporated as if fully set forth herein.

5.09                           Construction of “Licensor”.  The term “Licensor”, wherever used in this Agreement, shall be deemed to refer to each, any and/or all of Analog Devices, Inc. and its subsidiaries and Affiliates except where Licensee otherwise consents or unilaterally specifies in a written notice to Licensor.  Collective references to Licensor will be construed as if all such entities are a single entity, so that, for example, verbs used therewith can be as if “Licensor” referred to a single entity, even though it refers to multiple entities.

5.10                           Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.  No provision of this Agreement is intended to confer upon any person or entity other than the parties hereto any rights or remedies hereunder.

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IN WITNESS WHEREOF, Licensor and Licensee have caused this Agreement to be executed as of the Closing Date by their respective officers thereunto duly authorized.

“LICENSOR”		“LICENSEE”

ANALOG DEVICES, INC.		IKANOS COMMUNICATIONS, INC.

By:	/s/ BRIAN P. MCALOON	By:	/s/ DANIEL K. ATLER
	Brian P. McAloon		Daniel K. Atler
	Executive Vice President		Vice President and Chief Financial Officer

(Signature page to Patent and Technology License Agreement)